Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

ESTATE OF LAURA CAMPBELL RHIND

/s/ David S. Rhind
David S. Rhind, Executor
Dated: June 11, 2015

/s/ David S. Rhind
David S. Rhind
Dated: June 11, 2015